UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): January 8, 2020 (January 8, 2020)
Humana Inc. (Exact Name of Registrant as Specified in Charter)

Delaware	001-05975	61-0647538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Main Street, Louisville, Kentucky 40202
(Address of Principal Executive Offices, and Zip Code)

(502) 580-1000
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01  Regulation FD Disclosure.

Members of Humana Inc.’s (the “Company”) senior management team are scheduled to meet with investors and analysts at industry conferences and various other meetings between January 9, 2020 and January 17, 2020. During the conferences and meetings, the Company intends to address its prospects and performance. The Company will not opine on any financial results or expectations for 2019 or 2020 at the meetings beyond those listed below since it is in the process of closing its books for 2019. The date and time of these presentations to investors are available via the Investor Relations calendar of events on Humana’s web site at www.humana.com, and the Company’s presentations during the conferences are expected to be webcast.

Full-Year 2020 Enrollment Projections

Based on final annual enrollment period (“AEP”) results, the Company is reaffirming its net membership growth estimate for its individual Medicare Advantage products for the year ended December 31, 2020 of 270,000 to 330,000 members. This membership estimate represents expected net membership gains of 7.5 to 9.2 percent above the year ended December 31, 2019 membership level of approximately 3.6 million members.

The Company also reiterates its expectations for group Medicare Advantage net membership gains for the same period, projecting an increase of approximately 90,000 members year over year. The membership estimate represents an expected net membership gain of 17 percent above the year ended December 31, 2019 membership level of approximately 525,000 members.

For PDP, the Company estimates a net membership decline of approximately 600,000 members for the year ended December 31, 2020, compared to its previous commentary of a net decline of ‘at least a few hundred thousand’ members. This membership estimate represents a decline of 14 percent below the year ended December 31, 2019 membership level of approximately 4.3 million members. The PDP membership losses expected in 2020 are primarily the result of terminations driven by premium and benefit adjustments experienced by members that were previously enrolled in the Company’s 2019 Humana Walmart Rx plan and 2019 Humana Enhanced plan, which are part of the Premier Rx plan in 2020. The expected PDP losses are partially offset by growth in the new low-price Humana Walmart Value Rx plan, driven by both new sales and plan to plan changes.

The Company is also reaffirming its expectation for a decline in group commercial medical membership of approximately 80,000 to 100,000 members, as well as reaffirming an increase in its state-based contract membership of 150,000 to 200,000 members for the year ended December 31, 2020.

Full Year 2019 Adjusted EPS Guidance

For the year ended December 31, 2019, Humana’s management intends to reaffirm its GAAP guidance of approximately $18.32 in diluted earnings per common share (“EPS”), or approximately $17.75 in adjusted earnings per common share (“Adjusted EPS”).  This guidance is consistent with the guidance issued in Humana’s press release dated November 6, 2019 and reaffirmed on December 2, 2019.

The Company has included Adjusted EPS in this current report, a financial measure that is not in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this measure, when presented in conjunction with the comparable measure of GAAP EPS, is useful to both management and its investors in analyzing the Company’s ongoing business and operating performance. Consequently, management uses Adjusted EPS as an indicator of the Company’s business performance, as well as for operational planning and decision making purposes. Adjusted EPS should be considered in addition to, but not as a substitute for, or superior to, GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS follows:

Diluted Earnings Per Common Share	FY 2019 Guidance
GAAP	~$18.32
Amortization of identifiable intangibles	0.40
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	(1.23)
Charges associated with workforce optimization	0.26
Adjusted (non-GAAP) – FY 2019 projected	~$17.75

The Company plans to host a conference call and announce its financial results for the fourth quarter and year ended December 31, 2019, as well as provide detailed financial guidance for the year ended December 31, 2020, on Wednesday, February 5, 2020.

Cautionary Statement

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, generally including the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions that are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the Company’s SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Cynthia H. Zipperle
Cynthia H. Zipperle
Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated:    January 8, 2020